[GRAPHIC OMITTED][NPS PHARMACEUTICALS LOGO]


For Immediate Release                    Contact: David L. Clark
                                                  Vice President, Operations
                                                  NPS Pharmaceuticals, Inc.
                                                  (801) 583-4939



                          NPS PHARMACEUTICALS ANNOUNCES
                PRICING OF $170 MILLION CONVERTIBLE DEBT OFFERING


     Salt Lake City, Utah -- June 11, 2003 -- NPS Pharmaceuticals, Inc. (NASDAQ:
NPSP) announced today that it has agreed to privately place $170 million aggregate principal amount of its Convertible Notes due 2008. These Notes will be convertible into NPS common stock at a conversion rate of 27.3336 shares per $1,000 principal amount of notes (reflecting a premium of 35%, relative to the NASDAQ closing price for NPS common stock of $27.10 on June 11, 2003), and will bear interest at a rate of 3.0% per annum. The company has granted the initial purchasers of the Notes a 30-day option to purchase an additional $22 million principal amount of the Notes. The placement of the notes is expected to close on June 17, 2003.

     NPS expects to use the net proceeds of the offering for general corporate purposes. The holders of the Notes may require NPS to redeem their Notes upon the occurrence of certain events, and NPS may elect to redeem the Notes beginning June 20, 2006. The redemption price for any redemption of the Notes is 100% of principal amount, plus accrued interest. The offering is being made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended.

     The Notes and common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

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     This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

      Cautionary Statement For The Purpose Of The "Safe Harbor" Provisions
             Of The Private Securities Litigation Reform Act Of 1995

     This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Therefore, actual outcomes and results may differ materially from what is expressed herein. A description of those risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the most recent fiscal year and any amendments thereto, our Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K. NPS is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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